Exhibit 10(a)

CUSIP Number: 69351YAA3

$200,000,000

SECOND AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

dated as of June 9, 2006

among

PPL ELECTRIC UTILITIES CORPORATION,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative Agent and Issuing Lender,

BARCLAYS BANK PLC and CITIBANK, N.A.,
as Syndication Agents,

WACHOVIA CAPITAL MARKETS, LLC,

CITIGROUP GLOBAL MARKETS, INC.,

and

BARCLAYS CAPITAL,
as Joint Lead Arrangers,

and

UBS LOAN FINANCE, LLC and JPMORGAN CHASE BANK,
as Documentation Agents

TABLE OF CONTENTS

Appendices and Schedules:
Commitment Appendix
Schedules:
Schedule 3.01 - Existing Letters of Credit
Exhibits:
Exhibit A-1 - Form of Notice of Borrowing
Exhibit A-2 - Form of Notice of Conversion/Continuation
Exhibit A-3  - Form of Letter of Credit Request
Exhibit A-4  - Form of Extension Letter
Exhibit B  - Form of Revolving Note
Exhibit C  - Form of Assignment and Assumption Agreement
Exhibit D  - Forms of Opinion of Counsel for the Borrower

SECOND AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT (this “Agreement”) dated as of June 9, 2006 among PPL ELECTRIC UTILITIES CORPORATION, a Pennsylvania corporation (the “Borrower”), the LENDERS party hereto from time to time, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Issuing Lender, BARCLAYS BANK PLC and CITIBANK, N.A., as Syndication Agents, WACHOVIA CAPITAL MARKETS, LLC, BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC) and CITIGROUP GLOBAL MARKETS, INC., as Joint Lead Arrangers, and UBS LOAN FINANCE, LLC and JPMORGAN CHASE BANK, as Documentation Agents.

Pursuant to that certain Amended and Restated Five-Year Credit Agreement, dated as of June 22, 2005 (as such agreement has been extended through the extension of the Revolving Termination Date (as defined therein) pursuant to Section 2.07(c) thereof, and as further amended, extended or otherwise modified, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto (the “Existing Lenders”) and Wachovia Bank, National Association, as Administrative Agent and Issuing Lender, the Existing Lenders provided certain credit facilities to the Borrower.

The Borrower has requested and the Lenders (as hereinafter defined) have agreed to amend and restate the Existing Credit Agreement as set forth herein.

ARTICLE I

DEFINITIONS

Section 1.01  Definitions. All capitalized terms used in this Agreement or in any Appendix, Schedule or Exhibit hereto which are not otherwise defined herein or therein shall have the respective meanings set forth below.
“Additional Commitment Lender” shall have the meaning set forth in Section 2.07(c)(iii).
“Additional Letter of Credit” means any standby letter of credit issued under this Agreement by Wachovia Bank, National Association, as Issuing Lender, on or after the Closing Date.
“Adjusted London Interbank Offered Rate” means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (i) the London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.
“Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.
“Affiliate” means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of stock or its equivalent, by contract or otherwise.
“Agent” means the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers or the Documentation Agents, and “Agents” means any two or more of them.
“Agreement” means this Credit Agreement, as amended, restated supplemented or modified from time to time.
“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Base Rate Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.
“Applicable Percentage” means, for purposes of calculating (i) the applicable interest rate for any day for any Base Rate Loans or Euro-Dollar Loans, (ii) the applicable rate for the Commitment Fee for any day for purposes of Section 2.06(a) or (iii) the applicable rate for the Letter of Credit Fee for any day for purposes of Section 2.06(b), the appropriate applicable percentage set forth below corresponding to the then current highest Borrower’s Ratings; provided, that, in the event that (a) the Borrower’s Ratings shall fall within different levels and ratings are maintained by all Rating Agencies, (i) if two applicable ratings are equal and higher than the third applicable rating, the higher applicable rating will apply, (ii) if two applicable ratings are equal and lower than the third applicable rating, the lower applicable rating will apply, (iii) if no applicable ratings are equal, the intermediate applicable rating will apply; (b) if the Borrower’s Ratings shall fall within different levels and ratings are then maintained by only two Rating Agencies, the applicable rating shall be based on the higher of the two applicable ratings unless one of the two applicable ratings is two or more levels lower than the other, in which case the applicable rating shall be determined by reference to the level one rating lower than the higher of the two applicable ratings:

	Borrower’s Ratings (S&P /Moody’s /Fitch)	Applicable Percentage for Commitment Fees	Applicable Percentage for Base Rate Loans	Applicable Percentage for Euro-Dollar Loans and Letter of Credit Fees
Category A	≥ A from S&P / A2 from Moody’s / A from Fitch	0.050%	0.0%	0.200%
Category B	A- from S&P / A3 from Moody’s/ A- from Fitch	0.060%	0.0%	0.250%
Category C	BBB+ from S&P / Baa1 from Moody’s / BBB+ from Fitch	0.080%	0.0%	0.350%
Category D	BBB from S&P / Baa2 from Moody’s / BBB from Fitch	0.100%	0.0%	0.450%
Category E	BBB- from S&P / Baa3 from Moody’s / BBB- from Fitch	0.125%	0.0%	0.550%
Category F	< BBB- from S&P / Baa3 from Moody’s / BBB- from Fitch	0.175%	0.0%	0.700%

“Applicable Utilization Fee” means on any day the appropriate applicable percentage set forth below corresponding to (a) the percentage of the aggregate of the Lenders’ Revolving Commitments outstanding represented by the aggregate Loans plus the aggregate Letter of Credit Liabilities outstanding on such day and (b) the then current highest Borrower Rating; provided, that, in the event that (a) the Borrower’s Ratings shall fall within different levels and ratings are maintained by all Rating Agencies, (i) if two applicable ratings are equal and higher than the third applicable rating, the higher applicable rating will apply, (ii) if two applicable ratings are equal and lower than the third applicable rating, the lower applicable rating will apply, (iii) if no applicable ratings are equal, the intermediate applicable rating will apply; (b) if the Borrower’s Ratings shall fall within different levels and ratings are then maintained by only two Rating Agencies, the applicable rating shall be based on the higher of the two applicable ratings unless one of the two applicable ratings is two or more levels lower than the other, in which case the applicable rating shall be determined by reference to the level one rating lower than the higher of the two applicable ratings:

	Ratings (S&P/ Moody’s/ Fitch)	Usage > 50% of Total Commitments
Category A	≥ A from S&P / A2 from Moody’s / A from Fitch	0.050%
Category B	A- from S&P / A3 from Moody’s/ A- from Fitch	0.050%
Category C	BBB+ from S&P / Baa1 from Moody’s / BBB+ from Fitch	0.050%
Category D	BBB from S&P / Baa2 from Moody’s / BBB from Fitch	0.050%
Category E	BBB- from S&P / Baa3 from Moody’s / BBB- from Fitch	0.100%
Category F	< BBB- from S&P / Baa3 from Moody’s / BBB- from Fitch	0.100%

“Asset Sale” shall mean any sale of any assets, including by way of the sale by the Borrower or any of its Subsidiaries of equity interests in such Subsidiaries.
“Assignee” has the meaning set forth in Section 9.06(c).
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of attached Exhibit C, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 9.06(c).
“Availability Period” means the period from and including the Closing Date to but excluding the Revolving Termination Date.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.
“Base Rate” means for any day a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Base Rate Lending Office) or such other office as such Lender may hereafter designate as its Base Rate Lending Office by notice to the Borrower and the Administrative Agent.
“Base Rate Loan” means a Loan in respect of which interest is computed on the basis of the Base Rate plus the Applicable Percentage, if any, with respect to Base Rate Loans.
“Borrower” has the meaning set forth in the Recitals.
“Borrower’s Rating” means the senior secured long-term debt rating of the Borrower from S&P, Moody’s or Fitch.
“Borrowing” means a group of Loans of a single Type made by the Lenders on a single date and, in the case of a Euro-Dollar Borrowing, having a single Interest Period.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized by law to close; provided, that, when used in Article III with respect to any action taken by or with respect to any Issuing Lender, the term “Business Day” shall not include any day on which commercial banks are authorized by law to close in the jurisdiction where the office at which such Issuing Lender books any Letter of Credit is located; and provided, further, that when used with respect to any borrowing of, payment or prepayment of principal of or interest on, or the Interest Period for, a Euro-Dollar Loan, or a notice by the Borrower with respect to any such borrowing payment, prepayment or Interest Period, the term “Business Day” shall also mean that such day is a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
“Capital Lease” means any lease of property which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.
“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of voting stock of PPL Corporation or its successors or (ii) the failure at any time of PPL Corporation or its successors to own 80% or more of the outstanding shares of the Voting Stock in the Borrower.
“Closing Date” means the date, not later than June 9, 2006, on which the Administrative Agent determines that the conditions specified in or pursuant to Section 4.01 have been satisfied.
“Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans under this Agreement as set forth in the Commitment Appendix and to purchase participations in Letters of Credit pursuant to Article III hereof.
“Commitment Appendix” means the Appendix attached under this Agreement identified as such.
“Commitment Fee” has the meaning set forth in Section 2.06(a).
“Consolidated Capitalization” shall mean the sum of, without duplication, (A) the Consolidated Debt of the Borrower, (B) the consolidated shareowners’ equity (determined in accordance with GAAP) of the common, preference and preferred shareowners of the Borrower and minority interests recorded on the Borrower’s consolidated financial statements (excluding from shareowner’s equity the balance of accumulated other comprehensive income/loss of the Borrower on any date of determination solely with respect to (i) the effect of all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements for the future delivery of electricity or capacity and (ii) the effect of any pension and other post-retirement benefit liability adjustment recorded in accordance with GAAP), (C) up to an aggregate amount of $200,000,000 of Hybrid Preferred Securities and (D) up to an aggregate amount of $200,000,000 of Equity-Linked Securities, except that for purposes of calculating Consolidated Capitalization of the Borrower, Consolidated Debt of the Borrower shall exclude Non-Recourse Debt and Consolidated Capitalization of the Borrower shall exclude that portion of shareowner’s equity attributable to assets securing Non-Recourse Debt.
“Consolidated Debt” means the consolidated Debt of the Borrower and its Consolidated Subsidiaries (determined in accordance with GAAP), except that for purposes of this definition (a) Consolidated Debt shall exclude Non-Recourse Debt of the Borrower and its Consolidated Subsidiaries, and (b) Consolidated Debt shall exclude (i) up to an aggregate amount of $200,000,000 of Hybrid Preferred Securities of the Borrower and its Consolidated Subsidiaries and (ii) up to an aggregate amount of $200,000,000 of Equity-Linked Securities of the Borrower and its Consolidated Subsidiaries.
“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.
“Continuing Lender” means with respect to any event described in Section 2.07(b), a Lender which is not a Retiring Lender, and “Continuing Lenders” means any two or more of such Continuing Lenders.
“Corporation” means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.
“Credit Event” means a Borrowing or the issuance, renewal or extension of a Letter of Credit.
“Current Revolving Termination Date” shall have the meaning set forth in Section 2.07(c)(i).
“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all Guarantees by such Person of Debt of others, (iv) all Capital Lease Obligations and Synthetic Leases of such Person, (v) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof), but only to the extent that such net obligations exceed $75,000,000 in the aggregate and (vi) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances; provided, however, that “Debt” of such Person does not include (a) obligations of such Person under any installment sale, conditional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services (b) obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a “financial” or physical transaction), (c) any trade obligations or other obligations of such Person incurred in the ordinary course of business or (d) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means at any time any Lender with respect to which a Lender Default is in effect at such time.
“Documentation Agents” means UBS Loan Finance, LLC and JPMorgan Chase Bank, in their capacity as documentation agents for the Lenders under this Agreement and under the other Loan Documents, and their respective successors in such capacity.
“Dollars” and the sign “$” means lawful money of the United States of America.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.08.
“Election Date” has the meaning set forth in Section 2.07(c)(i).
“Eligible Assignee” means (i) a Lender; (ii) a commercial bank organized under the laws of the United States and having a combined capital and surplus of at least $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that such bank is acting through a branch or agency located and licensed in the United States; or (iv) an Affiliate of a Lender that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended); provided, that upon and following the occurrence of an Event of Default, an Eligible Assignee shall mean any Person other than the Borrower or its Affiliates.
“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.
“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Borrower or any of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to matters covered by Environmental Laws.
“Equity-Linked Securities” means any securities of the Borrower or any of its Subsidiaries which are convertible into, or exchangeable for, equity securities of the Borrower, such Subsidiary or PPL Corporation, including any securities issued by any of such Persons which are pledged to secure any obligation of any holder to purchase equity securities of the Borrower, any of its Subsidiaries or PPL Corporation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.
“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.
“Euro-Dollar Borrowing” means a Borrowing comprised of Euro-Dollar Loans.
“Euro-Dollar Loan” means a Loan in respect of which interest is computed on the basis of the Adjusted London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation.
“Euro-Dollar Reserve Percentage” of any Lender for the Interest Period of any LIBOR Rate Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in Regulation D). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.
“Event of Default” has the meaning set forth in Section 7.01.
“Existing Credit Agreement” has the meaning set forth in the Recitals.
“Existing Lenders” has the meaning set forth in the Recitals.
“Existing Letters of Credit” means the standby letters of credit issued before the Closing Date pursuant to the Existing Credit Agreement and listed in attached Schedule 3.01, and “Existing Letter of Credit” means any one of them.
“Existing Revolving Loans” has the meaning set forth in Section 4.01(f).
“Extension Date” means, in the event the Revolving Termination Date or the Current Revolving Termination Date, as applicable, is extended pursuant to Section 2.07(c), either (i) in a year in which the Current Revolving Termination Date does not occur, the anniversary of the Closing Date occurring in any such year or (ii) in the year in which the Current Revolving Termination Date is scheduled to occur, the then Current Revolving Termination Date.
“Extension Letter” means a letter from the Borrower to the Administrative Agent requesting an extension of the Revolving Termination Date substantially in the form of Exhibit A-4 hereto.
“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means the letter designated as such dated as of May 11, 2006 by the Administrative Agent and Wachovia Securities, as a Joint Lead Arranger and a Joint Book Manager, addressed to and acknowledged and agreed to by the Borrower, as amended, modified or supplemented from time to time.
“Fitch” means Fitch, Inc. and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Fronting Fee” has the meaning set forth in Section 2.06(b).
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.
“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Euro-Dollar Loans of the same Type having the same Interest Period at such time; provided, that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Sections 2.14 or 2.17, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Debt of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Substances” means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.
“Hybrid Preferred Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years issued by the Borrower, or any business trusts, limited liability companies, limited partnerships (or similar entities) (i) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid preferred securities and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, as the case may be, and (B) payments made from time to time on the subordinated debt.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Interest Period” means with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion/Continuation and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided, that:
(i)  any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clauses (iii) and (iv) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;
(iii)  if any Interest Period includes a date on which a payment of principal of the Loans is required (based on circumstances existing at the first day of such Interest Period) to be made under Section 2.08 but does not end on such date, then (x) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (y) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above; and
(iv)  no Interest Period shall end after the Revolving Termination Date.
“Interest Rate Protection Agreements” means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Issuing Lender” means (i) Wachovia Bank, National Association, in its capacity as an issuer of Letters of Credit under Section 3.02, and its successor or successors in such capacity, and (ii) each issuer of an Existing Letter of Credit.
“Joint Lead Arrangers” means Wachovia Securities, Barclays Capital (the investment banking division of Barclays Bank PLC) and Citigroup Global Markets, Inc., in their capacities as joint lead arrangers for the Lenders hereunder and under the other Loan Documents, and their successors in such capacity.
“Lender” means each bank or other lending institution listed in the Commitment Appendix as having a Revolving Commitment, each Eligible Assignee that becomes a Lender pursuant to Section 9.06(c) and their respective successors and shall include, as the context may require and each Issuing Lender in such capacity.
“Lender Default” means (i) the failure (which has not been cured) of any Lender to make available any Loan or any reimbursement for a drawing under a Letter of Credit which in either case it is obligated to make available under the terms and conditions of this Agreement or (ii) a Lender having notified the Administrative Agent and the Borrower that such Lender does not intend to comply with its obligations under Article II following the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.
“Letter of Credit” means an Existing Letter of Credit or an Additional Letter of Credit, and “Letters of Credit” means any combination of the foregoing.
“Letter of Credit Commitment” means the aggregate Revolving Commitment.
“Letter of Credit Fee” has the meaning set forth in Section 2.06(b).
“Letter of Credit Liabilities” means, for any Lender at any time, the product derived by multiplying (i) the sum, without duplication, of (A) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time plus (B) the aggregate unpaid amount of all Reimbursement Obligations outstanding at such time by (ii) the quotient derived by dividing such Lender’s Revolving Commitment by the aggregate of the Revolving Commitments of all Revolving Lenders.
“Letter of Credit Request” has the meaning set forth in Section 3.03.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance intended to confer or having the effect of conferring upon a creditor a preferential interest.
“Loan” means a Base Rate Loan or a Euro-Dollar Loan, and “Loans” means any combination of the foregoing.
“Loan Documents” means this Agreement and the Revolving Notes.
“London Interbank Offered Rate” means, for any Euro-Dollar Loan for any Interest Period, the interest rate for deposits in Dollars for a period of time comparable to such Interest Period which appears on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period; provided, however, if more than one rate is specified on Telerate page 3750, the applicable rate shall be the arithmetic means of all such rates. If for any reason such rate is not available, the term “London Interbank Offered Rate” means for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period of time comparable to such Interest Period; provided, however, that if more than one such rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If for any reason the London interbank offered rate is not available on either Telerate page 3750 or Reuters Screen LIBO Page, the term “London Interbank Offered Rate” means for any Interest Period, the rate per annum at which deposits in Dollars are offered to Wachovia Bank, National Association in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of Wachovia Bank, National Association to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
“Mandatory Letter of Credit Borrowing” has the meaning set forth on Section 3.09.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Material Adverse Effect” means (i) any material adverse effect upon the business, assets, financial condition or operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement, the Revolving Notes or the other Loan Documents or (iii) a material adverse effect on the validity or enforceability of this Agreement, the Revolving Notes or any of the other Loan Documents.
“Material Debt” means Debt (other than the Revolving Notes) of the Borrower in a principal or face amount exceeding $50,000,000.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“New Lender” means with respect to any event described in Section 2.07(b), an Eligible Assignee which becomes a Lender hereunder as a result of such event, and “New Lenders” means any two or more of such New Lenders.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender, and “Non-Defaulting Lenders” means any two or more of such Lenders.
“Non-Extending Lender” shall have the meaning set forth in Section 2.07(c)(i).
“Non-Recourse Debt” shall mean (a) Debt that is nonrecourse to the Borrower or any Subsidiary of the Borrower and (b) any transition bonds issued by PPL Transition Bond Company, LLC, a subsidiary of the Borrower, or any similar special purpose company organized for the purpose of issuing bonds payable from revenues associated with intangible transition property created under the PEGCCCA or other assets of PPL Transition Bond Company LLC or any such other special purpose company, provided that (i) such bonds are nonrecourse to the Borrower or any of its Subsidiaries (other than PPL Transition Bond Company LLC or any such other special purpose company) and (ii) the aggregate amount of such transition bonds shall not exceed $2,850,000,000.
“Non-U.S. Lender” has the meaning set forth in Section 2.16(e).
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(d)(ii).
“Obligations” means:
(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan, fees payable or Reimbursement Obligation under, or any Revolving Note issued pursuant to, this Agreement or any other Loan Document;
(ii) all other amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant this Agreement or any other Loan Document;
(iii) all expenses of the Agents as to which such Agents have a right to reimbursement under Section 9.03(a) hereof or under any other similar provision of any other Loan Document; and
(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.03 hereof or under any other similar provision of any other Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Taxes” has the meaning set forth in Section 2.16(b).
“Participant” has the meaning set forth in Section 9.06(b).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“PEGCCCA” means the Pennsylvania Electricity Generation Customer Choice and Competition Act, and any successor statute, regulation or law.
“Permitted Business” with respect to any Person means a business that is the same or similar to the business of the Borrower or any Subsidiary as of the date hereof, or any business reasonably related thereto.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Prime Rate” means the rate of interest publicly announced by Wachovia Bank, National Association in Charlotte, North Carolina from time to time as its Prime Rate.
“PUC” has the meaning set forth in Section 4.01(h).
“PUC Order” has the meaning set forth in Section 4.01(h).
“Quarterly Date” means the last Business Day of each March, June, September and December.
“Rating Agency” means any of S&P, Moody’s or Fitch, and “Rating Agencies” means any two or more of them collectively.
“Register” has the meaning set forth in Section 9.06(e).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.
“Reimbursement Obligations” means at any time all obligations of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.07 for amounts paid by the Issuing Lenders in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 3.09.
“Replacement Date” has the meaning set forth in Section 2.07(b).
“Replacement Lender” has the meaning set forth in Section 2.07(b).
“Required Lenders” means at any time Non-Defaulting Lenders having at least 51% of the aggregate amount of the Revolving Commitments of all Non-Defaulting Lenders or, if the Revolving Commitments shall have been terminated, having at least 51% of the aggregate amount of the Revolving Outstandings of the Non-Defaulting Lenders at such time.
“Retiring Lender” means a Lender that ceases to be a Lender hereunder pursuant to the operation of Section 2.07(b).
“Revolving” means, when used with respect to (i) a Lender’s Commitment, such Lender’s Revolving Commitment, as such Revolving Commitment may be reduced from time to time pursuant to Sections 2.07, 2.08 or 9.06(c) or increased from time to time pursuant to Section 9.06(c), (ii) a Borrowing, a Borrowing made by the Borrower under Section 2.01, as identified in the Notice of Borrowing with respect thereto, or a Mandatory Letter of Credit Borrowing, (iii) a Loan, a Loan made under Section 2.01; provided, that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Revolving Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be, and (iv) a Revolving Note, a promissory note, substantially in the form of Exhibit B hereto, issued at the request of a Lender evidencing the obligation of the Borrower to repay outstanding Revolving Loans.
“Revolving Outstandings” means at any time, with respect to any Lender, the sum of (i) the aggregate principal amount of such Lender’s outstanding Revolving Loans plus (ii) the aggregate amount of such Lender’s outstanding Letter of Credit Liabilities.
“Revolving Termination Date” means June 9, 2011 (or, if such day is not a Business Day, the next preceding Business Day), as extended from time to time pursuant to Section 2.07(c), or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement.
“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
“SEC” means the Securities and Exchange Commission.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Subsidiary” means, any Corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Borrower or one or more other Subsidiaries of the Borrower.
“Syndication Agents” means Barclays Bank PLC and Citibank, N.A., in their capacities as syndication agents for the Lenders hereunder and under the other Loan Documents, and their successors in such capacities.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Taxes” has the meaning set forth in Section 2.16(a).
“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Voting Stock” means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Wachovia Securities” means Wachovia Capital Markets, LLC, and its successors and assigns.
“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the Voting Stock of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

ARTICLE II

THE CREDITS

Section 2.01  Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01 from time to time during the Availability Period in amounts such that its Revolving Outstandings shall not exceed its Revolving Commitment; provided, that, immediately after giving effect to each such Revolving Loan, the aggregate Revolving Outstandings of all Lenders shall not exceed the aggregate amount of the Revolving Commitments of all Lenders. Each Revolving Borrowing (other than Mandatory Letter of Credit Borrowings) shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01.

Section 2.02  Notice of Borrowings. The Borrower shall give the Administrative Agent notice substantially in the form of Exhibit A-1 hereto (a “Notice of Borrowing”) not later than (a) 11:30 A.M. (Charlotte, North Carolina time) on the date of each Base Rate Borrowing and (b) 12:00 Noon (Charlotte, North Carolina time) on the third Business Day before each Euro-Dollar Borrowing, specifying:
(i)  the date of such Borrowing, which shall be a Business Day;
(ii)  the aggregate amount of such Borrowing;
(iii)  the initial Type of the Loans comprising such Borrowing; and
(iv)  in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
Notwithstanding the foregoing, no more than six (6) Groups of Euro-Dollar Loans shall be outstanding at any one time, and any Loans which would exceed such limitation shall be made as Base Rate Loans.

Section 2.03  Notice to Lenders; Funding of Loans.

(a)  Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to in the Notice of Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
(b)  Funding of Loans. Not later than (a) 1:00 P.M. (Charlotte, North Carolina time) on the date of each Base Rate Borrowing and (b) 12:00 Noon (Charlotte, North Carolina time) on the date of each Euro-Dollar Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall apply any funds so received in respect of Revolving Loans available to the Borrower at the Administrative Agent’s address not later than (a) 3:00 P.M. (Charlotte, North Carolina time) on the date of each Base Rate Borrowing and (b) 2:00 P.M. (Charlotte, North Carolina time) on the date of each Euro-Dollar Borrowing.
(c)  Funding By the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender. Any payment by the Borrower hereunder shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of a Borrowing available to the Administrative Agent. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
(d)  Obligations of Lenders Several. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

Section 2.04  Noteless Agreement; Evidence of Indebtedness.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)  The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)  Any Lender may request that its Revolving Loans be evidenced by a Revolving Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note payable to the order of such Lender. Thereafter, the Revolving Loans evidenced by such Revolving Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06(c)) be represented by one or more Revolving Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06(c), except to the extent that any such Lender or assignee subsequently returns any such Revolving Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.05  Interest Rates.

(a)  Interest Rate Options. The Loans shall, at the option of the Borrower and except as otherwise provided herein, be incurred and maintained as, or converted into, one or more Base Rate Loans or Euro-Dollar Loans.
(b)  Base Rate Loans. Each Loan which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Percentage, if any, for Base Rate Loans for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.
(c)  Euro-Dollar Loans. Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for such Interest Period plus the Applicable Percentage for Euro-Dollar Loans for such day plus the Applicable Utilization Fee for such day, if any; provided, that if any Euro-Dollar Loan or any portion thereof shall, as a result of clause (iii) of the definition of Interest Period, have an Interest Period of less than one month, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the sum of (A) the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due plus (B) the Applicable Percentage for Euro-Dollar Loans for such day plus (C) the Applicable Utilization Fee, if any (or, if the circumstance described in Section 2.13 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).
(d)  Method of Electing Interest Rates.
(i)  Subject to Section 2.05(a), the Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, with respect to each Group of Loans, the Borrower shall have the option (A) to convert all or any part of (y) so long as no Default or Event of Default is in existence on the date of conversion, outstanding Base Rate Loans to Euro-Dollar Loans and (z) outstanding Euro-Dollar Loans to Base Rate Loans; provided, that in each case that the amount so converted shall be equal to $10,000,000 or any larger multiple of $1,000,000, or (B) upon the expiration of any Interest Period applicable to outstanding Euro-Dollar Loans, so long as no Default or Event of Default is in existence on the date of continuation, to continue all or any portion of such Loans equal to $10,000,000 and any larger multiple of $1,000,000 in excess of that amount as Euro-Dollar Loans. The Interest Period of any Base Rate Loan converted to a Euro-Dollar Loan pursuant to clause (A) above shall commence on the date of such conversion. The succeeding Interest Period of any Euro-Dollar Loan continued pursuant to clause (B) above shall commence on the last day of the Interest Period of the Loan so continued. Euro-Dollar Loans may only be converted on the last day of the then current Interest Period applicable thereto or on the date required pursuant to Section 2.17.
(ii)  The Borrower shall deliver a written notice of each such conversion or continuation (a “Notice of Conversion/Continuation”) to the Administrative Agent no later than (A) 12:00 Noon (Charlotte, North Carolina time) at least three (3) Business Days before the date of the proposed conversion to, or continuation of, a Euro-Dollar Loan and (B) 11:30 A.M. (Charlotte, North Carolina time) on the day of a conversion to a Base Rate Loan. A written Notice of Conversion/Continuation shall be substantially in the form of Exhibit A-2 attached hereto and shall specify: (A) the Group of Loans (or portion thereof) to which such notice applies, (B) the proposed conversion/continuation date (which shall be a Business Day), (C) the aggregate amount of the Loans being converted/continued, (D) an election between the Base Rate and the Adjusted London Interbank Offered Rate and (E) in the case of a conversion to, or a continuation of, Euro-Dollar Loans, the requested Interest Period. Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall give each Lender prompt notice of the contents thereof and such Lender’s pro rata share of all conversions and continuations requested therein. If no timely Notice of Conversion/Continuation is delivered by the Borrower as to any Euro-Dollar Loan, and such Loan is not repaid by the Borrower at the end of the applicable Interest Period, such Loan shall be converted automatically to a Base Rate Loan on the last day of the then applicable Interest Period.
(e)  Determination and Notice of Interest Rates. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any notice with respect to Euro-Dollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to adjustments in the Applicable Percentage applicable to such Loans after the beginning of the Interest Period applicable thereto. When during an Interest Period any event occurs that causes an adjustment in the Applicable Percentage applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06  Fees.

(a)  Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Commitment Fee”) for each day at a rate per annum equal to the Applicable Percentage for the Commitment Fee for such day. The Commitment Fee shall accrue from and including the Effective Date to but excluding the last day of the Availability Period on the amount by which such Lender’s Revolving Commitment exceeds the sum of its Revolving Outstandings on such day, and shall be payable on the last day of each March, June, September and December and on the Revolving Termination Date.
(b)  Letter of Credit Fees. The Borrower shall pay to the Administrative Agent a fee (the “Letter of Credit Fee”) for each day at a rate per annum equal to the Applicable Percentage for the Letter of Credit Fee for such day plus the Applicable Utilization Fee for such day, if any. The Letter of Credit Fee shall accrue from and including the Effective Date to but excluding the last day of the Availability Period on the aggregate amount available for drawing under any Letters of Credit outstanding on such day and shall be payable for the account of the Lenders ratably in proportion to their participations in such Letter(s) of Credit. In addition, the Borrower shall pay to each Issuing Lender a fee (the “Fronting Fee”) in respect of each Letter of Credit issued by such Issuing Lender computed at the rate of .125% per annum on the average amount available for drawing under such Letter(s) of Credit. Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Date and upon the first day after the Revolving Termination Date upon which no Letters of Credit remain outstanding. In addition, the Borrower agrees to pay to each Issuing Lender, upon each issuance of, payment under, and/or amendment of, a Letter of Credit, such amount as shall at the time of such issuance, payment or amendment be the administrative charges and expenses which such Issuing Lender is customarily charging for issuances of, payments under, or amendments to letters of credit issued by it.
(c)  Payments. Except as otherwise provided in this Section 2.06, accrued fees under this Section 2.06 in respect of Loans and Letter of Credit Liabilities shall be payable quarterly in arrears on each Quarterly Date, on the last day of the Availability Period and, if later, on the date the Loans and Letter of Credit Liabilities shall be repaid in their entirety. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.07  Adjustments of Commitments.

(a)  Optional Termination or Reductions of Commitments (Pro-Rata). The Borrower may, upon at least three Business Days’ prior written notice to the Administrative Agent, (i) terminate the Revolving Commitments, if there are no Revolving Outstandings at such time or (ii) ratably reduce from time to time by a minimum amount of $10,000,000 or any integral multiple of $5,000,000, the aggregate amount of the Revolving Commitments in excess of the aggregate Revolving Outstandings. Upon receipt of any such notice, the Administrative Agent shall promptly notify the Lenders. If the Revolving Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.
(b)  Optional Termination of Commitments (Non-Pro-Rata). If (i) any Lender has demanded compensation or indemnification pursuant to Sections 2.13, 2.14, 2.15 or 2.16, (ii) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender (each such Lender described in clauses (i), (ii) or (iii) being a “Retiring Lender”), the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender with one or more Eligible Assignees (which may be one or more of the Continuing Lenders) (each a “Replacement Lender” and, collectively, the “Replacement Lenders”) reasonably acceptable to the Administrative Agent. The replacement of a Retiring Lender pursuant to this Section 2.07(b) shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Retiring Lender and each Continuing Lender through the Administrative Agent, subject to the satisfaction of the following conditions:
(i)  the Replacement Lender shall have satisfied the conditions to assignment and assumption set forth in Section 9.06(c) (with all fees payable pursuant to Section 9.06(c) to be paid by the Borrower) and, in connection therewith, the Replacement Lender(s) shall pay:
(A)  to the Retiring Lender an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Retiring Lender, (y) all unpaid drawings that have been funded by (and not reimbursed to) the Retiring Lender under Section 3.10, together with all accrued but unpaid interest with respect thereto and (z) all accrued but unpaid fees owing to the Retiring Lender pursuant to Section 2.07; and
(B)  to the Issuing Lenders an amount equal to the aggregate amount owing by the Retiring Lender to the Issuing Lenders as reimbursement pursuant to Section 3.09, to the extent such amount was not theretofore funded by such Retiring Lender; and
(ii)  the Borrower shall have paid to the Administrative Agent for the account of the Retiring Lender an amount equal to all obligations owing to the Retiring Lender by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).
On the Replacement Date, each Replacement Lender that is a New Lender shall become a Lender hereunder, and the Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of this Agreement (including, without limitation, the provisions of Sections 2.11, 2.15, 2.16 and 9.03) shall continue to govern the rights and obligations of a Retiring Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such Retiring Lender while it was a Lender.
In lieu of the foregoing, upon express written consent of a majority of the Continuing Lenders, the Borrower shall have the right to terminate the Revolving Commitment of a Retiring Lender in full. Upon payment by the Borrower to the Administrative Agent for the account of the Retiring Lender of an amount equal to the sum of (i) the aggregate principal amount of all Loans and Letter of Credit Liabilities held by the Retiring Lender and (ii) all accrued interest, fees and other amounts owing to the Retiring Lender hereunder, including, without limitation, all amounts payable by the Borrower to the Retiring Lender under Sections 2.11, 2.15, 2.16 or 9.03, such Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of this Agreement (including, without limitation, the provisions of Sections 2.11, 2.15, 2.16 and 9.03) shall continue to govern the rights and obligations of a Retiring Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such Retiring Lender while it was a Lender.
(c)  Optional Extensions of Commitments.
(i)  The Borrower may, by sending an Extension Letter to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), not less than thirty (30) days and not more than sixty (60) days prior to each anniversary of the Closing Date, request that the Lenders extend the Revolving Termination Date then in effect (the “Current Revolving Termination Date”) so that it will occur one year after the Current Revolving Termination Date. Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given no later than fifteen (15) days prior to any anniversary of the Closing Date (the “Election Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such extension (each Lender that so advises the Administrative Agent that it will not extend the Current Revolving Termination Date being referred to herein as a “Non-Extending Lender”); provided, that any Lender that does not advise the Administrative Agent by the Election Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.
(ii)  (A) If Lenders holding Revolving Commitments that aggregate at least 51% of the aggregate Commitments of the Lenders on or prior to the Election Date shall not have agreed to extend the Revolving Termination Date, then the Current Revolving Termination Date shall not be so extended and the outstanding principal balance of all loans and other amounts payable hereunder shall be due and payable on the Current Revolving Termination Date. (B) If (and only if) Lenders holding Revolving Commitments that aggregate at least 51% of the aggregate Commitment of the Lenders on or prior to the Election Date shall have agreed to extend the Current Revolving Termination Date, then the Revolving Termination Date applicable to the Lenders that are Continuing Lenders shall, as of the Extension Date, be the day that is one year after the Current Revolving Termination Date. In the event of such extension, the Commitment of each Non-Extending Lender shall terminate on the Current Revolving Termination Date applicable to such Non-Extending Lender, all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Current Revolving Termination Date and the aggregate Commitment of the Lenders hereunder shall be reduced by the aggregate Commitments of Non-Extending Lenders so terminated on and after such Current Revolving Termination Date. Each Non-Extending Lender shall be required to maintain its original Commitment up to the Revolving Termination Date, or Current Revolving Termination Date, as applicable, for which such Non-Extending Lender had previously agreed upon.
(iii)  In the event that the conditions of clause (B) of paragraph (ii) above have been satisfied, the Borrower shall have the right on or before the Extension Date, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse or representation (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in Section 9.06(c)) all its interests, rights and obligations under the Loan Documents (including with respect to any Letter of Credit Liabilities) to one or more Eligible Assignees (which may include any Lender) (each, an “Additional Commitment Lender”), provided, that (x) such Additional Commitment Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld), (y) such assignment shall become effective as of the Extension Date and (z) the Additional Commitment Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Extending Lender hereunder and all other amounts accrued for such Non-Extending Lender’s account or owed to it hereunder.
(iv)  Notwithstanding the foregoing, no extension of the Revolving Termination Date shall become effective unless, on the Extension Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such paragraphs to the making of a Loan or issuance of a Letter of Credit being deemed to be references to the extension of the Commitments on the Extension Date) and the Administrative Agent shall have received a certificate to that effect dated the Extension Date and executed by a responsible officer of the Borrower.

Section 2.08  Maturity of Loans; Mandatory Prepayments.

(a)  Scheduled Repayments and Prepayments of Loans; Overline Repayments.
(i)  The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans or Letter of Credit Liabilities then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable or, in the case of Letters of Credit, cash collateralized pursuant to Section 2.08(a)(ii), on such date.
(ii)  If on any date the aggregate Revolving Outstandings exceed the aggregate amount of the Revolving Commitments (such excess, a “Revolving Outstandings Excess”), the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon) on such date, an aggregate principal amount of Revolving Loans equal to such Revolving Outstandings Excess. If, at a time when a Revolving Outstandings Excess exists, (x) no Revolving Loans are outstanding or (y) the Revolving Termination Date shall have occurred and, in either case, any Letter of Credit Liabilities remain outstanding, then, in either case, the Borrower shall cash collateralize any Letter of Credit Liabilities by depositing into a cash collateral account established and maintained (including the investments made pursuant thereto) by the Administrative Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent an amount in cash equal to the then outstanding Letter of Credit Liabilities. In determining Revolving Outstandings for purposes of this clause (ii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by this Section 2.08(a)(ii).
(b)  Applications of Prepayments and Reductions.
(i)  Each prepayment of Loans pursuant to this Section 2.08 shall be applied ratably to the respective Loans of all of the Lenders.
(ii)  Each payment of principal of the Loans shall be made together with interest accrued on the amount repaid to the date of payment.
(iii)  Each payment of the Loans shall be applied to such Group or Groups of Loans as the Borrower may designate (or, failing such designation, as determined by the Administrative Agent).

Section 2.09  Optional Prepayments and Repayments.

(a)  Prepayments of Loans. Subject to Section 2.11, the Borrower may (i) upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing or (ii) upon at least three (3) Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.
(b)  Notice to Lenders. Upon receipt of a notice of prepayment pursuant to Section 2.09(a), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.10  General Provisions as to Payments.

(a)  Payments by the Borrower. The Borrower shall make each payment of principal of and interest on the Loans and Letter of Credit Liabilities and fees hereunder (other than fees payable directly to the Issuing Lenders) not later than 12:00 Noon (Charlotte, North Carolina time) on the date when due, without set-off, counterclaim or other deduction, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of or interest on the Base Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of or interest on the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)  Distributions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11  Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan pursuant to the terms and provisions of this Agreement (any conversion of a Euro-Dollar Loan to a Base Rate Loan pursuant to Section 2.17 being treated as a payment of such Euro-Dollar Loan on the date of conversion for purposes of this Section 2.11) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow, convert or prepay any Euro-Dollar Loan after notice has been given in accordance with the provisions of this Agreement, the Borrower shall reimburse each Lender within fifteen (15) days after demand for any resulting loss or expense incurred by it (and by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided, that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.12  Computation of Interest and Fees. Interest on Loans based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed. All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13  Basis for Determining Interest Rate Inadequate, Unfair or Unavailable. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan: (a) Lenders having 50% or more of the aggregate amount of the Revolving Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period; or (b) the Administrative Agent shall determine that no reasonable means exists for determining the Adjusted London Interbank Offered Rate, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans shall be suspended; and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two (2) Domestic Business Days before the date of (or, if at the time the Borrower receives such notice the day is the date of, or the date immediately preceding, the date of such Euro-Dollar Borrowing, by 10:00 A.M. on the date of) any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 2.14  Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 2.15  Increased Cost and Reduced Return.

(a)  Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against Letters of Credit issued or participated in by, assets of, deposits with or for the account of or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Revolving Notes, its obligation to make Euro-Dollar Loans or its obligations hereunder in respect of Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Revolving Notes with respect thereto, then, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts, as determined by such Lender in good faith, as will compensate such Lender for such increased cost or reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.
(b)  Capital Adequacy. If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or any Person controlling such Lender) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or any Person controlling such Lender) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or any Person controlling such Lender) for such reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.
(c)  Notices. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, that will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.16  Taxes.

(a)  Payments Net of Certain Taxes. Any and all payments by the Borrower to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding: (i) taxes imposed on or measured by the net income (including branch profits or similar taxes) of, and gross receipts, franchise or similar taxes imposed on, any Agent or any Lender by the jurisdiction (or subdivision thereof) under the laws of which such Lender or Agent is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, and (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.16(a)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, for delivery to such Lender, the original or a certified copy of a receipt evidencing payment thereof.
(b)  Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement, any Revolving Note or any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, any Revolving Note or any other Loan Document (collectively, “Other Taxes”).
(c)  Indemnification. The Borrower agrees to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.16(c)), whether or not correctly or legally asserted, paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto as certified in good faith to the Borrower by each Lender or Agent seeking indemnification pursuant to this Section 2.16(c). This indemnification shall be paid within 15 days after such Lender or Agent (as the case may be) makes demand therefor.
(d)  Refunds or Credits. If a Lender or Agent receives a refund, credit or other reduction from a taxation authority for any Taxes or Other Taxes for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall within fifteen (15) days from the date of such receipt pay over the amount of such refund, credit or other reduction to the Borrower (but only to the extent of indemnity payments made or additional amounts paid by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund, credit or other reduction), net of all reasonable out-of-pocket expenses of such Lender or Agent (as the case may be) and without interest (other than interest paid by the relevant taxation authority with respect to such refund, credit or other reduction); provided, however, that the Borrower agrees to repay, upon the request of such Lender or Agent (as the case may be), the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund or credit to such taxation authority.
(e)  Tax Forms and Certificates. On or before the date it becomes a party to this Agreement, from time to time thereafter if reasonably requested by the Borrower, and at any time it changes its Applicable Lending Office, each Lender organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent: (i) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to the benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or (ii) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 ECI, or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement and the other Loan Documents is effectively connected with the conduct of a trade or business in the United States. In addition, each Non-U.S. Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete signed originals of Internal Revenue Service Form W-8 BEN or W-8 ECI, or successor forms, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any other Loan Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or certificate.
(f)  Exclusions. The Borrower shall not be required to indemnify any Non-U.S. Lender or Agent, or to pay any additional amount to any Non-U.S. Lender or Agent, pursuant to Section 2.16(a), (b) or (c) in respect of Taxes or Other Taxes to the extent that the obligation to indemnify or pay such additional amounts would not have arisen but for the failure of such Non-U.S. Lender to comply with the provisions of subsection (e) above.
(g)  Mitigation. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.16, then such Lender will use reasonable efforts (which shall include efforts to rebook the Revolving Loans held by such Lender to a new Applicable Lending Office, or through another branch or affiliate of such Lender) to change the jurisdiction of its Applicable Lending Office if, in the good faith judgment of such Lender, such efforts (i) will eliminate or, if it is not possible to eliminate, reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous, in the sole determination of such Lender, to such Lender. Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(h)  Confidentiality. Nothing contained in this Section shall require any Lender or any Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Section 2.17  Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (a) the obligation of any Lender to make or maintain, or to convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 2.14 or (b) any Lender has demanded compensation under Section 2.15(a) with respect to its Euro-Dollar Loans and, in any such case, the Borrower shall, by at least four Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:
(i)  all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders); and
(ii)  after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal that would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.
If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

ARTICLE III

LETTERS OF CREDIT

Section 3.01  Existing Letters of Credit. On the Closing Date, each Issuing Lender (as defined in the Existing Credit Agreement) that has issued an Existing Letter of Credit shall be deemed, without further action by any party to this Agreement, to have issued such Existing Letter of Credit under this Agreement pursuant to the terms and subject to the conditions of this Article III.

Section 3.02  Additional Letters of Credit. The Issuing Lender agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit from time to time before the fifth day prior to the Revolving Termination Date for the account, and upon the request, of the Borrower and in support of such obligations of the Borrower that are reasonably acceptable to the Issuing Lender; provided, that, immediately after each Letter of Credit is issued, (A) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (B) the Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitments.

Section 3.03  Method of Issuance of Letters of Credit. The Borrower shall give the Issuing Lender notice substantially in the form of Exhibit A-3 to this Agreement (a “Letter of Credit Request”) of the requested issuance or extension of a Letter of Credit prior to 1:00 P.M. (Charlotte, North Carolina time) on the proposed date of the issuance or extension of Letters of Credit (which shall be a Domestic Business Day) (or such shorter period as may be agreed by the Issuing Lender in any particular instance), specifying the date such Letter of Credit is to be issued or extended and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Letter of Credit Request and the other conditions to issuance of a Letter of Credit have theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than one year; provided, that no Letter of Credit shall have a term extending or be so extendible beyond the fifth Business Day before the Revolving Termination Date.

Section 3.04  Conditions to Issuance of Additional Letters of Credit. The issuance by the Issuing Lender of each Additional Letter of Credit shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that (i) such Letter of Credit shall be satisfactory in form and substance to the Issuing Lender, (ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested and (iii) the Issuing Lender shall have confirmed on the date of (and after giving effect to) such issuance that (A) the aggregate amount of all Letter of Credit Liabilities will not exceed the Letter of Credit Commitment and (B) the aggregate Revolving Outstandings will not exceed the aggregate amount of the Revolving Commitments. Notwithstanding any other provision of this Section 3.04, the Issuing Lender shall not be under any obligation to issue any Additional Letter of Credit if: any order, judgment or decree of any governmental authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Additional Letter of Credit, or any requirement of law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Additional Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Additional Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it.

Section 3.05  Purchase and Sale of Letter of Credit Participations. Upon the issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its Revolving Commitment bears to the aggregate Revolving Commitments (although the Fronting Fee payable under Section 2.06(b) shall be payable directly to the Administrative Agent for the account of the applicable Issuing Lender, and the Lenders (other than such Issuing Lender) shall have no right to receive any portion of any such Fronting Fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 9.06(c), there shall be an automatic adjustment to the participations in all outstanding Letters of Credit and Letter of Credit Liabilities to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

Section 3.06  Drawings under Letters of Credit. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the Issuing Lender determines that any such drawing shall be honored, such Issuing Lender shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower as to the amount to be paid as a result of such drawing and the payment date.

Section 3.07  Reimbursement Obligations. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the applicable Issuing Lender for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the Issuing Lender may pay or incur relative to such drawing and interest on the amount drawn at the rate applicable to Base Rate Loans for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (i) at or before 1:00 P.M. (Charlotte, North Carolina time) on the date the Issuing Lender notifies the Borrower of such drawing, if such notice is given at or before 10:00 A.M. (Charlotte, North Carolina time) on such date or (ii) at or before 10:00 A.M. (Charlotte, North Carolina time) on the next succeeding Business Day; provided, that no payment otherwise required by this sentence to be made by the Borrower at or before 1:00 P.M. (Charlotte, North Carolina time) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the Issuing Lender, in its reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. (Charlotte, North Carolina time) on such day and such payment is actually made at or before 3:00 P.M. (Charlotte, North Carolina time) on such day. In addition, the Borrower agrees to pay to the Issuing Lender interest, payable on demand, on any and all amounts not paid by the Borrower to the Issuing Lender when due under this Section 3.07, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day. Each payment to be made by the Borrower pursuant to this Section 3.07 shall be made to the Issuing Lender in Federal or other funds immediately available to it at its address referred to Section 9.01.

Section 3.08  Duties of Issuing Lenders to Lenders; Reliance. In determining whether to pay under any Letter of Credit, the relevant Issuing Lender shall not have any obligation relative to the Lenders participating in such Letter of Credit or the related Letter of Credit Liabilities other than to determine that any document or documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit shall not create for the Issuing Lender any resulting liability if taken or omitted in the absence of gross negligence or willful misconduct. Each Issuing Lender shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.02 to establish whether the conditions specified in clauses (c), (d) and (e) of Section 4.02 are met in connection with any issuance or extension of a Letter of Credit. Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Lender and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified such Issuing Lender that such documents do not comply with the terms and conditions of the Letter of Credit. Each Issuing Lender shall be fully justified in refusing to take any action requested of it under this Section in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action. Notwithstanding any other provision of this Section, each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Section in respect of any Letter of Credit in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Lenders and all future holders of participations in such Letter of Credit; provided, that this sentence shall not affect any rights the Borrower may have against the Issuing Lender or the Lenders that make such request.

Section 3.09  Obligations of Lenders to Reimburse Issuing Lender for Unpaid Drawings. If any Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.07, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender (other than the relevant Issuing Lender), and each such Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Lender, such Lender’s share of such payment (determined by the proportion its Revolving Commitment bears to the aggregate Revolving Commitments) in Dollars in Federal or other immediately available funds, the aggregate of such payments relating to each unreimbursed amount being referred to herein as a “Mandatory Letter of Credit Borrowing”; provided, however, that no Lender shall be obligated to pay to the Administrative Agent its pro rata share of such unreimbursed amount for any wrongful payment made by the relevant Issuing Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence by such Issuing Lender. If the Administrative Agent so notifies a Lender prior to 11:00 A.M. (Charlotte, North Carolina time) on any Business Day, such Lender shall make available to the Administrative Agent at its address referred to in Section 9.01 and for the account of the relevant Issuing Lender such Lender’s pro rata share of the amount of such payment by 3:00 P.M. (Charlotte, North Carolina time) on the Business Day following such Lender’s receipt of notice from the Administrative Agent, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to such Issuing Lender). The failure of any Lender to make available to the Administrative Agent for the account of an Issuing Lender its pro rata share of any unreimbursed drawing under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its pro rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuing Lender such other Lender’s pro rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this Section 3.09, such Lender shall be subrogated to the rights of the Issuing Lender against the Borrower to the extent of such Lender’s pro rata share of the related Letter of Credit Liabilities (including interest accrued thereon). If any Lender fails to pay any amount required to be paid by it pursuant to this Section 3.09 on the date on which such payment is due, interest shall accrue on such Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, whether before or after judgment, at a rate per annum equal to (i) for each day from the date such payment is due to the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the relevant Issuing Lender and (ii) for each day thereafter, the sum of 2% plus the rate applicable to its Base Rate Loans for such day. Any payment made by any Lender after 3:00 P.M. (Charlotte, North Carolina time) on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

Section 3.10  Funds Received from the Borrower in Respect of Drawn Letters of Credit. Whenever an Issuing Lender receives a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Lenders pursuant to Section 3.09 above, such Issuing Lender shall pay the amount of such payment to the Administrative Agent, and the Administrative Agent shall promptly pay to each Lender which has paid its pro rata share thereof, in Dollars in Federal or other immediately available funds, an amount equal to such Lender’s pro rata share of the principal amount thereof and interest thereon for each day after relevant date of payment at the Federal Funds Rate.

Section 3.11  Obligations in Respect of Letters of Credit Unconditional. The obligations of the Borrower under Section 3.07 above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:
(a)  any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;
(b)  any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;
(c)  the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);
(d)  the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(e)  any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(f)  payment under a Letter of Credit against presentation to an Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided, that the relevant Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such Issuing Lender; or
(g)  any other act or omission to act or delay of any kind by any Issuing Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (g), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Nothing in this Section 3.11 is intended to limit the right of the Borrower to make a claim against any Issuing Lender for damages as contemplated by the proviso to the first sentence of Section 3.12.

Section 3.12  Indemnification in Respect of Letters of Credit. The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights which the Borrower may have against such defaulting Lender), and none of the Lenders (including any Issuing Lender) nor the Administrative Agent, their respective affiliates nor any of their respective officers, directors, employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any of the circumstances enumerated in Section 3.11, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of such indemnitee, including without limitation, any government acts, or (v) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided, that the Borrower shall not be required to indemnify any Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim against such Issuing Lender for direct (but not consequential) damages suffered by it, to the extent found by a court of competent jurisdiction in a final, non-appealable judgment or order to have been caused by (i) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the Issuing Lender’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 3.12 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

Section 3.13  ISP98. The rules of the “International Standby Practices 1998” (the “ISP98”) as published by the ICC most recently at the time of issuance of any Letter of Credit shall apply to such Letter of Credit unless otherwise expressly provided in such Letter of Credit.

ARTICLE IV

CONDITIONS

Section 4.01  Conditions to Closing. The obligation of each Lender to make a Loan or issue a Letter of Credit on the occasion of the first Credit Event hereunder is subject to the satisfaction of the following conditions:
(a)  Effectiveness. This Agreement shall have become effective in accordance with Section 9.08.
(b)  Revolving Notes. On or prior to the Closing Date, the Administrative Agent shall have received a duly executed Revolving Note for the account of each Lender requesting delivery of a Revolving Note pursuant to Section 2.04.
(c)  Officers’ Certificates. The Administrative Agent shall have received a certificate dated the Closing Date signed on behalf of the Borrower by the Chairman of the Board, the President, any Vice President, the Treasurer or Assistant Treasurer of the Borrower stating that (A) on the Closing Date and after giving effect to the Loans and Letters of Credit being made or issued on the Closing Date, no Default or Event of Default shall have occurred and be continuing and (B) the representations and warranties of the Borrower contained in the Loan Documents are true and correct on and as of the Closing Date.
(d)  Proceedings. On the Closing Date, the Administrative Agent shall have received (i) a copy of the Borrower’s certificate of incorporation certified by the Secretary of State of the Commonwealth of Pennsylvania; (ii) a certificate of the Secretary of State of the Commonwealth of Pennsylvania, dated as of a recent date, as to the good standing of the Borrower; and (iii) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the articles of incorporation of the Borrower, (B) that attached thereto is a true, correct and complete copy of the bylaws of the Borrower, (C) as to the absence of dissolution or liquidation proceedings by or against the Borrower, (D) that attached thereto is a true, correct and complete copy of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and each other document delivered in connection herewith or therewith and that such resolutions have not been amended and are in full force and effect on the date of such certificate and (E) as to the incumbency and specimen signatures of each officer of the Borrower executing the Loan Documents to which the Borrower is a party or any other document delivered in connection herewith or therewith.
(e)  Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from counsel to the Borrower, opinions addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D-1 hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or the Required Lenders may reasonably request.
(f)  Repayment of Existing Credit Agreement. (A) All outstanding Revolving Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (the “Existing Revolving Loans”) made by any Existing Lender thereunder who is not a Lender hereunder shall be repaid in full and the commitments and other obligations and rights (except as expressly set forth in the Existing Credit Agreement) of such Lender shall be terminated, (B) all Existing Revolving Loans not being repaid under item (A) above, shall be, from and after the Closing Date, Revolving Loans hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Loans, together with any Revolving Loans funded hereunder on the Closing Date, reflect the Revolving Commitments of the Lenders hereunder, (C) all of the Existing Letters of Credit shall be, from and after the Closing Date, Letters of Credit hereunder, (D) all accrued but unpaid interest due on the Existing Revolving Loans to the Closing Date shall be paid in cash in full on the Closing Date, (E) all accrued but unpaid fees under the Existing Credit Agreement owing to the Administrative Agent and the Lenders under the Existing Credit Agreement to the Closing Date shall be paid in cash in full on the Closing Date and (F) all outstanding promissory notes issued by the Borrower to the Lenders under the Existing Credit Agreement shall be amended and restated pursuant to the terms and conditions hereunder and in the other Loan Documents.
(g)  Financial Statements. The Administrative Agent and each Lender shall have received and be satisfied with the (i) the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal year ending December 31, 2005, audited by PricewaterhouseCoopers LLP, or other nationally recognized independent public accountants, and containing an opinion of such firm that such financial statements present fairly, in all material respects and in conformity with GAAP, the financial position and results of operations of the Borrower and its Consolidated Subsidiaries, and (ii) unaudited consolidated interim financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal quarter ending March 31, 2006.
(h)  Consents. All necessary governmental (domestic or foreign), regulatory and third party approvals, including, without limitation, the order (“PUC Order”) of the Pennsylvania Public Utility Commission (“PUC”) dated May 27, 2004 authorizing borrowings hereunder, in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained and remain in full force and effect, in each case without any action being taken by any competent authority which could restrain or prevent such transaction or impose, in the reasonable judgment of the Administrative Agent, materially adverse conditions upon the consummation of such transactions.
(i)  Borrower’s Structure. The corporate and capital structure of the Borrower and its Subsidiaries shall be satisfactory to the Administrative Agent in its reasonable discretion.
(j)  Payment of Fees. All costs, fees and expenses due to the Administrative Agent, the Joint Lead Arrangers and the Lenders on or before the Closing Date shall have been paid.
(k)  Counsel Fees. The Administrative Agent shall have received full payment from the Borrower of the fees and expenses of Kennedy Covington Lobdell & Hickman, L.L.P. described in Section 9.03 which are billed through the Closing Date.
(l)  Other Materials. The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any Issuing Lender or the Required Lenders may reasonably request, in each case in form and substance satisfactory to the Administrative Agent.

Section 4.02  Conditions to All Credit Events. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)  the fact that the Closing Date shall have occurred;
(b)  receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02, or receipt by the Issuing Lender of a Letter of Credit Request as required by Section 3.03;
(c)  the fact that, immediately before and after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing; and
(d)  the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Credit Event (except for the representations in Section 5.04(c), Section 5.05 and Section 5.13, which shall be deemed only to relate to the matters referred to therein on and as of the Closing Date).

Each Credit Event under this Agreement shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in clauses (c) and (d) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 5.01  Status. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate authority to make and perform this Agreement and each other Loan Document to which it is a party.

Section 5.02  Authority; No Conflict. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate action and do not violate (i) any provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its articles of incorporation or bylaws, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Borrower is a party.

Section 5.03  Legality; Etc. This Agreement and each other Loan Document (other than the Revolving Notes) to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, and the Revolving Notes, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other laws relating to or affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 5.04  Financial Condition.

(a)  Audited Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Administrative Agent and the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)  Interim Financial Statements. The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2006 and the related unaudited consolidated statements of income and cash flows for the three months then ended fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end audit adjustments).
(c)  Material Adverse Change. Since December 31, 2005 there has been no change in the business, assets, financial condition or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, that would materially and adversely affect the Borrower’s ability to perform any of its obligations under this Agreement, the Revolving Notes or the other Loan Documents.

Section 5.05  Litigation. Except as disclosed in or contemplated by the Borrower’s Form 10-K Report to the SEC for the year ended December 31, 2005 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished in writing to the Administrative Agent, no litigation, arbitration or administrative proceeding against the Borrower is pending or, to the Borrower’s knowledge, threatened, which, if adversely determined, would materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement, the Revolving Notes or the other Loan Documents. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Borrower, threatened which questions the validity of this Agreement or the other Loan Documents to which it is a party.

Section 5.06  No Violation. No part of the proceeds of the borrowings by hereunder will be used, directly or indirectly by the Borrower for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations U or X of said Board of Governors. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock”.

Section 5.07  ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Material Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Material Plan, (ii) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 5.08  Governmental Approvals. No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by the Borrower of this Agreement, the Revolving Notes and the other Loan Documents to which it is a party and except such authorizations, consents and approvals, including, without limitation, the PUC Order, as have been obtained prior to the Closing Date and are in full force and effect.

Section 5.09  Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10  Tax Returns and Payments. The Borrower has filed or caused to be filed all Federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 5.11  Compliance with Laws. To the knowledge of the Borrower, the Borrower is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance would not reasonably be expected to materially and adversely affect its ability to perform any of its obligations under this Agreement, the Revolving Notes or any other Loan Document to which it is a party.

Section 5.12  No Default. No Default or Event of Default has occurred and is continuing.

Section 5.13  Environmental Matters
.
(a)  Except (i) as disclosed in or contemplated by the Borrower’s Form 10-K Report to the SEC for the year ended December 31, 2005 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished to the Administrative Agent in writing, or (ii) to the extent that the liabilities of the Borrower and its Subsidiaries, taken as a whole, that relate to or could result from the matters referred to in clauses (i) through (iii) of this Section 5.13, inclusive, would not reasonably be expected to result in a Material Adverse Effect, to the Borrower’s or any of its Subsidiaries’ knowledge:
(i)  no notice, notification, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed nor is any investigation or review pending or threatened by any governmental or other entity with respect to any (A) alleged violation by the Borrower or any of its Subsidiaries of any Environmental Law, (B) alleged failure by the Borrower or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances;
(ii)  no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries; and
(iii)  no property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries or any property to which the Borrower or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Borrower’s or any of its Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.
(b)  Except as disclosed in or contemplated by the Borrower’s Form 10-K Report to the SEC for the year ended December 31, 2005 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished to the Administrative Agent in writing, to the Borrower’s or any of its Subsidiaries’ knowledge, there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)  For purposes of this Section 5.13, the terms “the Borrower” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Borrower or any of its Subsidiaries from the time such business or business entity became a Subsidiary of PPL Corporation.

Section 5.14  OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE VI

COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder or any amount payable hereunder or under any Revolving Note or other Loan Document remains unpaid or any Letter of Credit Liability remains outstanding:

Section 6.01  Information. The Borrower will deliver or cause to be delivered to each of the Lenders (it being understood that the posting of the information required in clauses (a), (b) and (f) of this Section 6.01 on the Borrower’s website (http://www.pplweb.com) shall be deemed to be effective delivery to the Lenders):
(a)  Annual Financial Statements. Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year and accompanied by an opinion thereon by independent public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis.
(b)  Quarterly Financial Statements. Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such fiscal quarter, all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by any vice president, the treasurer or the controller of the Borrower.
(c)  Officer’s Certificate. Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of the chief accounting officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Section 6.09 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
(d)  Default. Forthwith upon acquiring knowledge of the occurrence of any (i) Default or (ii) Event of Default, in either case a certificate of a vice president or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
(e)  Change in Borrower’s Ratings. Upon the chief executive officer, the president, any vice president or any senior financial officer of the Borrower obtaining knowledge of any change in a Borrower’s Rating, a notice of such Borrower’s Rating in effect after giving effect to such change.
(f)  Securities Laws Filing. Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a copy of any Form 10-K Report to the SEC and a copy of any Form 10-Q Report to the SEC, and promptly upon the filing thereof, any other filings with the SEC.
(g)  ERISA Matters. If and when any member of the ERISA Group: (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives, with respect to any Material Plan that is a Multiemployer Plan, notice of any complete or partial withdrawal liability under Title IV of ERISA, or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Material Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code with respect to a Material Plan, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA; or (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security, a copy of such notice, a certificate of the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.
(h)  Other Information. From time to time such additional financial or other information regarding the financial condition, results of operations, properties, assets or business of the Borrower or any of its Subsidiaries as any Lender may reasonably request.

Section 6.02  Maintenance of Property; Insurance.

(a)  Maintenance of Properties. The Borrower will keep all property useful and necessary in its businesses in good working order and condition, subject to ordinary wear and tear, unless the Borrower determines in good faith that the continued maintenance of any of such properties is no longer economically desirable and so long as the failure to so maintain such properties would not reasonably be expected to have a Material Adverse Effect.
(b)  Insurance. The Borrower will maintain, or cause to be maintained, insurance with financially sound (determined in the reasonable judgment of the Borrower) and responsible companies in such amounts (and with such risk retentions) and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower operates.

Section 6.03  Conduct of Business and Maintenance of Existence. The Borrower will (i) continue to engage in businesses of the same general type as now conducted by the Borrower and its Subsidiaries and businesses related thereto or arising out of such businesses, except to the extent that the failure to maintain any existing business would not have a Material Adverse Effect and (ii) except as otherwise permitted in Section 6.07, preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate (or other entity) existence and their respective rights, privileges and franchises necessary or material to the normal conduct of business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.04  Compliance with Laws, Etc. The Borrower will comply with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 6.05  Books and Records. The Borrower (i) will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in conformity with GAAP and (ii) will permit representatives of the Administrative Agent and each of the Lenders to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, any employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, that, the rights created in this Section 6.05 to “visit”, “inspect”, “discuss” and copy shall not extend to any matters which the Borrower deems, in good faith, to be confidential, unless the Administrative Agent and any such Lender agree in writing to keep such matters confidential.

Section 6.06  Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes, including as a commercial paper backstop, of the Borrower and its Subsidiaries. The Borrower will request the issuance of Letters of Credit solely for general corporate purposes of the Borrower and its Subsidiaries. No such use of the proceeds for general corporate purposes will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock within the meaning of Regulation U.

Section 6.07  Merger or Consolidation. The Borrower will not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default or Event Default, (ii) the surviving or resulting Person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Borrower under this Agreement, (iii) substantially all of the consolidated assets and consolidated revenues of the surviving or resulting person, as the case may be, are anticipated to come from the utility or energy businesses and (iv) the surviving or resulting person, as the case may be, has senior long-term debt ratings from at least two Rating Agencies that are at least equal to each Borrower’s Rating at the end of the fiscal quarter immediately preceding the effective date of such consolidation or merger.

Section 6.08  Asset Sales. Except for the sale of assets required to be sold to conform with governmental requirements, the Borrower shall not consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 25% of the total assets of the Borrower and its Consolidated Subsidiaries as of the beginning of the Borrower’s most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 25% limitation specified above: (a) if any such Asset Sale is in the ordinary course of business of the Borrower; (b) if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of the businesses of the Borrower; (c) if the assets subject to any such Asset Sale are being transferred to a Wholly Owned Subsidiary of the Borrower; (d) if the proceeds from any such Asset Sale (i) are, within twelve (12) months of such Asset Sale, invested or reinvested by the Borrower in a Permitted Business, (ii) are used by the Borrower to repay Debt of the Borrower, or (iii) are retained by the Borrower; or (e) if, prior to any such Asset Sale, at least two of the Rating Agencies confirm the then-current Borrower Ratings after giving effect to any such Asset Sale.

Section 6.09  Consolidated Debt to Consolidated Capitalization Ratio. The ratio of Consolidated Debt of the Borrower to Consolidated Capitalization of the Borrower shall not exceed 70% at any time.

ARTICLE VII

DEFAULTS

Section 7.01  Events of Default. If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:
(a)  the Borrower shall fail to pay when due any principal of the Loans or shall fail to reimburse when due any drawing under any Letter of Credit; or
(b)  the Borrower shall fail to pay when due any interest on the Loans and Reimbursement Obligations, any fee or any other amount payable hereunder or under any other Loan Document for five (5) days following the date such payment becomes due hereunder; or
(c)  the Borrower shall fail to observe or perform any covenant or agreement contained in clause (ii) of Section 6.05 or Sections 6.06, 6.07, 6.08 or 6.09; or
(d)  the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.01(d)(i) for 30 days after any such failure or in Section 6.01(d)(ii) for ten (10) days after any such failure; or
(e)  the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clauses (a), (b), (c) or (d) above) for thirty (30) days after written notice thereof has been given to the defaulting party by the Administrative Agent, or at the request of the Required Lenders; or
(f)  any representation, warranty or certification made by the Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or
(g)  the Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or
(h)  the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or
(i)  an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under the Bankruptcy Code; or
(j)  any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000; or
(k)  the Borrower shall fail within sixty (60) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, entered against the Borrower that is not stayed on appeal or otherwise being appropriately contested in good faith; or
(l)  a Change of Control shall have occurred;
then, and in every such event, while such event is continuing, the Administrative Agent may (A) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments, and the Commitments shall thereupon terminate, and (B) if requested by the Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Loans and Letter of Credit Liabilities at such time, by notice to the Borrower declare the Loans (together with accrued interest and accrued and unpaid fees thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as set forth in clause (A) above), all of which are hereby waived by the Borrower; provided, that, in the case of any Default or any Event of Default specified in clause 7.01(h) or 7.01(i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Commitments shall thereupon terminate and the Loans (together with accrued interest and accrued and unpaid fees thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE AGENTS

Section 8.01  Appointment and Authorization. Each Lender hereby irrevocably designates and appoints the Administrative Agent of to act as specified herein and in the other Loan Documents and to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article VIII. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and Lenders, and no other Person shall have any rights as a third party beneficiary of any of the provisions hereof. For the sake of clarity, the Lenders hereby agree that neither the Syndication Agents, the Joint Lead Arrangers nor the Documentation Agents shall have any duties or powers with respect to this Agreement or the other Loan Documents.

Section 8.02  Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Affiliates as though the Administrative Agent were not an Agent. With respect to the Loans made by it and all obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Required Lenders”, “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.03  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.07.

Section 8.04  Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or other electronic facsimile transmission, telex, telegram, cable, teletype, electronic transmission by modem, computer disk or any other message, statement, order or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders, or all of the Lenders, if applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, if applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

Section 8.05  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06  Non-Reliance on the Agents and Other Lenders. Each Lender expressly acknowledges that no Agent or officer, director, employee, agent, attorney-in-fact or affiliate of any Agent has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower. No Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07  Exculpatory Provisions. The Administrative Agent shall not, and no officers, directors, employees, agents, attorneys-in-fact or affiliates of the Administrative Agent, shall (i) be liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document (except for its own gross negligence, willful misconduct or bad faith) or (ii) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its officers contained in this Agreement, in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Borrower or any of its officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made by any other Person herein or therein or made by any other Person in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 8.08  Indemnification. The Lenders agree to indemnify the Administrative Agent, in its capacity as such, and hold the Administrative Agent, in its capacity as such, harmless ratably according to their respective Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the full payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated hereby or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses or disbursements resulting from the gross negligence, willful misconduct or bad faith of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the reasonable opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreement in this Section 8.08 shall survive the payment of all Loans, Letter of Credit Liabilities, fees and other obligations of the Borrower arising hereunder.

Section 8.09  Resignation; Successors. The Administrative Agent may resign as Administrative Agent upon twenty (20) days’ notice to the Lenders. Upon the resignation of the Administrative Agent, the Required Lenders shall appoint from among the Lenders a successor to the Administrative Agent, subject to prior approval by the Borrower (so long as no Event of Default exists) and the consent of the Required Lenders (such approval or consent, as the case may be, not to be unreasonably withheld), whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall include such successor Administrative Agent effective upon its appointment, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any other Loan Document. After the retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement or any other Loan Document.

Section 8.10  Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amount and at the times agreed upon between the Borrower, the Administrative Agent and Wachovia Securities pursuant to the Fee Letter.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Notices. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages) or by telephone subsequently confirmed in writing; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II or Article III, as applicable, if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article in electronic format. Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified or registered mail, return receipt requested, or posting on an internet web page, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (ii) on the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iii) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers, in the case of the Borrower and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on signature pages hereto, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower:
PPL Electric Utilities Corporation
Two North Ninth Street (GENTW14)
Allentown, PA 18101-1179
Attention: Russell R. Clelland
Telephone: 610-774-5151
Facsimile: 610-774-5235

with a copy to:

PPL Electric Utilities Corporation
Two North Ninth Street (GENTW3)
Allentown, PA 18101-1179
Attention: Michael A. McGrail, Esq.
Telephone: 610-774-5644
Facsimile: 610-774-6726

if to the Administrative Agent:

Wachovia Bank, National Association
One Wachovia Center
301 South College Street - NC0760
Charlotte, North Carolina 28288
Attention: Rick Price
Telephone: 704-374-4062
Facsimile: 704-383-6647

with a copy to:

Wachovia Bank, National Association
201 South College Street, 23rd Floor
Charlotte, North Carolina 28288
Attention: Syndications Agency Services
Telephone: 704-383-3721
Facsimile: 704-383-0288

with a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.
214 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attention: Raymond S. Koloski, Esq.
Telephone : 704-331-7487
Facsimile: 704-353-3487

Section 9.02  No Waivers; Non-Exclusive Remedies. No failure by any Agent or any Lender to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under any Revolving Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03  Expenses; Indemnification.

(a)  Expenses. The Borrower shall pay (i) all out-of-pocket expenses of the Agents, including legal fees and disbursements of Kennedy Covington Lobdell & Hickman, L.L.P. and any other local counsel retained by the Administrative Agent, in its reasonable discretion, in connection with the preparation, execution, delivery and administration of the Loan Documents, the syndication efforts of the Agents with respect thereto, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agents and each Lender, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and restructuring, workout, collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, that the Borrower shall not be liable for any legal fees or disbursements of any counsel for the Agents and the Lenders other than Kennedy Covington Lobdell & Hickman, L.L.P. associated with the preparation, execution and delivery of this Agreement and the closing documents contemplated hereby.
(b)  Indemnity in Respect of Loan Documents. The Borrower agrees to indemnify the Agents and each Lender, their respective Affiliates and the respective directors, officers, trustees, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever, (including, without limitation, the reasonable fees and disbursements of counsel, and any civil penalties or fines assessed by OFAC) which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.
(c)  Indemnity in Respect of Environmental Liabilities. The Borrower agrees to indemnify each Lender and hold each Lender harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against such Lender in respect of or in connection with any and all Environmental Liabilities. Without limiting the generality of the foregoing, the Borrower hereby waives all rights of contribution or any other rights of recovery with respect to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses and disbursements in respect of or in connection with Environmental Liabilities that it might have by statute or otherwise against any Lender.

Section 9.04  Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made or Revolving Note held by it and any Letter of Credit Liabilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan, Revolving Note and Letter of Credit Liabilities made or held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loan made or Revolving Notes and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, in each case as may be required so that all such payments of principal and interest with respect to the Loan made or Revolving Notes and Letter of Credit Liabilities made or held by the Lenders shall be shared by the Lenders pro rata; provided, that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder.

Section 9.05  Amendments and Waivers. Any provision of this Agreement or the Revolving Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lenders are affected thereby, by the Administrative Agent or such Issuing Lender, as relevant); provided, that no such amendment or waiver shall, unless signed by all of the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all of the Lenders) or subject any Lender to any additional obligation (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of mandatory reductions in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender as in effect at any time shall not constitute an increase in such Commitment), (ii) reduce the principal of or rate of interest on any Loan (except in connection with a waiver of applicability of any post-default increase in interest rates) or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder or for any scheduled reduction or termination of any Commitment or (except as expressly provided in Article III) expiration date of any Letter of Credit, (iv) postpone or change the date fixed for any scheduled payment of principal of any Loan or (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Notes and Letter of Credit Liabilities, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

Section 9.06  Successors and Assigns.

(a)  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all of the Lenders, except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.07 of this Agreement.
(b)  Participations. Any Lender may at any time grant to one or more banks or other financial institutions or special purpose funding vehicle (each a “Participant”) participating interests in its Commitments and/or any or all of its Loans and Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Issuing Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement which would (i) extend the Revolving Termination Date, reduce the rate or extend the time of payment of principal, interest or fees on any Loan or Letter of Credit Liability in which such Participant is participating (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan or Letter of Credit Liability shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof) or (ii) allow the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, without the consent of the Participant, except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.07 of this Agreement. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article II with respect to its participating interest to the same extent as if it were a Lender, subject to the same limitations, and in no case shall any Participant be entitled to receive any amount payable pursuant to Article II that is greater that the amount the Lender granting such Participant’s participating interest would have been entitled to receive had such Lender not sold such participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
(c)  Assignments Generally. Any Lender may at any time assign to one or more Eligible Assignees (each, an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000 or any larger multiple of $1,000,000), of its rights and obligations under this Agreement and the Revolving Notes with respect to its Revolving Loans and, if still in existence, its Revolving Commitment, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C attached hereto executed by such Assignee and such transferor, with (and subject to) the consent of the Borrower, which shall not be unreasonably withheld, the Administrative Agent and the Issuing Lenders, which consent shall not be unreasonably withheld; provided, that if an Assignee is an Affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent of the Borrower shall be required; provided, further, that if at the time of such assignment a Default or an Event of Default has occurred and is continuing, no such consent of the Borrower shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor of an amount equal to the purchase price agreed between such transferor and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Revolving Note is issued to the Assignee. In connection with any such assignment, the transferor shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or any state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 2.16.
(d)  Assignments to Federal Reserve Banks. Any Lender may at any time assign all or any portion of its rights under this Agreement and its Revolving Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.
(e)  Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this subsection 9.06(e), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Assumption Agreement delivered to the Administrative Agent pursuant to this Section. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person in whose name a Loan and the Revolving Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Revolving Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this subsection 9.06(e), otherwise complies with Section 9.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Revolving Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Revolving Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement and payment of the administrative fee referred to in Section 9.06(c). The Register shall be available for inspection by each of the Borrower and each Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register. The Borrower may not replace any Lender pursuant to Section 2.07(b), unless, with respect to any Revolving Notes held by such Lender, the requirements of subsection 9.06(c) and this subsection 9.06(e) have been satisfied.

Section 9.07  Governing Law; Submission to Jurisdiction. This Agreement and each Revolving Note shall be governed by and construed in accordance with the internal laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.08  Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.09  Generally Accepted Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries most recently delivered to the Lenders; provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 9.10  Usage. The following rules of construction and usage shall be applicable to this Agreement and to any instrument or agreement that is governed by or referred to in this Agreement.
(a)  All terms defined in this Agreement shall have the defined meanings when used in any instrument governed hereby or referred to herein and in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.
(b)  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or in any instrument or agreement governed here shall be construed to refer to this Agreement or such instrument or agreement, as applicable, in its entirety and not to any particular provision or subdivision hereof or thereof.
(c)  References in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, this Agreement unless the context otherwise requires; references in any instrument or agreement governed by or referred to in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, such instrument or agreement unless the context otherwise requires.
(d)  The definitions contained in this Agreement shall apply equally to the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The term “including” shall be construed to have the same meaning as the phrase “including without limitation”.
(e)  Unless the context otherwise requires, any definition of or reference to any agreement, instrument, statute or document contained in this Agreement or in any agreement or instrument that is governed by or referred to in this Agreement shall be construed (i) as referring to such agreement, instrument, statute or document as the same may be amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement or in any agreement or instrument governed by or referred to in this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) to include (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. Any reference to any Person shall be construed to include such Person’s successors and permitted assigns.
(f)  Unless the context otherwise requires, whenever any statement is qualified by “to the best knowledge of” or “known to” (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

Section 9.11  WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12  Confidentiality. Each Lender agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to any Agent, (ii) to any other Person if reasonably incidental to the administration of the Loans and Letter of Credit Liabilities, (iii) upon the order of any court or administrative agency, (iv) to the extent requested by, or required to be disclosed to, any rating agency or regulatory agency or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Lender prohibited by this Agreement, (vi) in connection with any litigation to which any Agent, any Lender or any of their respective Subsidiaries or Affiliates may be party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Lender’s or Agent’s Affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ix) with the consent of the Borrower, (x) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications and (xi) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower's Obligations hereunder. Notwithstanding the foregoing, any Agent, any Lender or Kennedy Covington Lobdell & Hickman, L.L.P. may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or other release limited to describing the names of the Borrower or its Affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Section 9.13  USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.14  Effect of Agreement. The parties hereto agree that this Agreement is given as a continuation, modification, extension and amendment and restatement of the Existing Credit Agreement and shall not constitute a novation of the Existing Credit Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PPL ELECTRIC UTILITIES CORPORATION

By:_____________________________
Name:
Title:

Signature Page to the $200,000,000
Second Amended and Restated Five-Year Credit Agreement for
PPL Electric Utilities Corporation

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:____________________________________
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Issuing Lender

By:____________________________________
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:____________________________________
Name:
Title:

Signature Page to the $200,000,000
Second Amended and Restated Five-Year Credit Agreement for
PPL Electric Utilities Corporation

______________________________, as a Lender
(insert name of Lender)

By:_____________________________________
Name:
Title

Second signature block, if required

______________________________, as a Lender
(insert name of Lender)

By:_____________________________________
Name:
Title

Signature Page to the $200,000,000
Second Amended and Restated Five-Year Credit Agreement for
PPL Electric Utilities Corporation